Exhibit 4.3

FIRST SUPPLEMENTAL INDENTURE
FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of August 4, 2025, by and among INNOVATE Corp. (f/k/a HC2 Holdings, Inc.), a Delaware corporation (the “Company”), the subsidiary guarantors party to the Indenture referred to below (the “Subsidiary Guarantors”) and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”) and collateral trustee (the “Collateral Trustee”) under the Indenture referred to below.
W I T N E S S E T H
WHEREAS, the Company and Subsidiary Guarantors have heretofore executed and delivered to the Trustee and the Collateral Trustee an indenture (the “Indenture”), dated as of February 1, 2021 providing for the issuance of 8.500% Senior Secured Notes due 2026 (the “Notes”);
WHEREAS, Section 9.02 of the Indenture provides that, subject to certain exceptions inapplicable hereto, the Company may amend or supplement the Indenture with the consent of the Holders of at least a majority in aggregate principal amount of the outstanding Notes voting as a single class (the “Requisite Holders”);
WHEREAS, Section 9.02 of the Indenture provides further that the Trustee is authorized to permit the Collateral Trustee, with the consent of the Requisite Holders, to amend any Security Document (which includes the Pledge and Security Agreement, Collateral Trust Agreement and other security documents);
WHEREAS, as evidenced by the Officer’s Certificate delivered to the Trustee by the Company on the date hereof, pursuant to Section 9.05 of the Indenture, the Requisite Holders as of the date hereof have consented to the amendments to the Indenture set forth in Article 2 herein in accordance with the provisions of the Indenture;
WHEREAS, pursuant to Section 9.02 of the Indenture, the Trustee has received an Officer’s Certificate and an Opinion of Counsel from the Company and is authorized to execute and deliver this Supplemental Indenture; and
WHEREAS, all conditions necessary to authorize the execution and delivery of this Supplemental Indenture and make it a valid and binding obligation of the Company, in accordance with its terms, have been done, performed or waived.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:
ARTICLE 1.
DEFINITIONS
Section 1.01     Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

ARTICLE 2.
AMENDMENTS
Section 2.01    Amendments. Pursuant to the terms of the Agreements, the Indenture is hereby amended as follows:
a)    Article 4. Covenants. The Indenture is hereby amended to delete each of the following sections in their entirety and, in the place of each such section, insert the phrase “[Intentionally Omitted]”. Any and all references to such sections, any and all obligations thereunder, and any event of default related solely to the following sections are hereby deleted throughout the Indenture, and such sections and references shall be of no further force or effect:
•Section 4.02 (Maintenance of Office or Agency);
•Section 4.03 (Maintenance of Liquidity);
•Section 4.04 (Maintenance of Collateral Coverage);
•Section 4.05 (Reports);
•Section 4.06 (Compliance Certificate);
•Section 4.07 (Taxes);
•Section 4.08 (Stay, Extension and Usury Laws);
•Section 4.09 (Restricted Payments);
•Section 4.10 (Dividend and Other Payment Restrictions Affecting Subsidiaries);
•Section 4.11 (Incurrence of Indebtedness and Issuance of Preferred Stock);
•Section 4.12 (Asset Sales);
•Section 4.13 (Transactions with Affiliates);
•Section 4.14 (Liens);
•Section 4.16 (Repurchase of Notes Upon Change of Control);
•Section 4.17 (Designation of Restricted and Unrestricted Subsidiaries);
•Section 4.18 (Additional Note Guarantees);
•Section 4.19 (No Impairment of Security Interests);
•Section 4.20 (Advances to Subsidiaries);
•Section 4.21 (Real Estate Mortgages and Filings);
•Section 4.22 (Further Assurances; Insurance);
•Section 4.23 (Effectiveness of Covenants); and
•Section 4.24 (Limited Condition Transaction).
b)    Article 5. Successors. The Indenture is hereby amended to delete Section 5.01(a)(3) in its entirety and to insert the word “and” following Section 5.01(a)(2). Any and all references to Section 5.01(a)(3), any and all obligations thereunder, and any event of default related solely to Section 5.01(a)(3) are hereby deleted throughout the Indenture, and such sections and references shall be of no further force or effect. The remainder of Article 5 (Successors) remains unchanged by this amendment.
c)    Article 6. Default and Remedies. The Indenture is hereby amended to delete each of the following sections in their entirety and, in place of each such section, insert the phrase “[Intentionally Omitted]”. Any and all references to such sections, any and all obligations thereunder, and any event of default related solely to the following sections are hereby deleted throughout the Indenture, and such sections and references shall be of no further force or effect:
•Section 6.01(c), 6.01(d), 6.01(e), 6.01(f), 6.01(g), 6.01(h), 6.01(i), 6.01(j) and 6.01(k) (Events of Default).
Additionally, the Indenture is hereby amended to delete the first sentence of Section 6.02 in its entirety and to replace the first sentence of Section 6.02 with the following:

“If an Event of Default occurs and is continuing under this Indenture, the Trustee or the Holders of at least 90% in aggregate principal amount of the Notes then outstanding, by written notice to the Company (and to the Trustee if the notice is given by the Holders), may, and the Trustee at the request of such Holders shall, declare the principal of and accrued interest on the Notes to be immediately due and payable.”
Section 2.02    Subordination of Collateral.
a)    The Trustee and the Collateral Trustee hereby acknowledge that, pursuant to the consent of the Requisite Holders, and in accordance with Section 9.02 of the Indenture, all Liens on the Collateral securing the Notes are hereby fully, unconditionally and irrevocably subordinated (the “Collateral Subordination”).
b)    Notwithstanding any provision to the contrary in any Security Document, the Collateral Trustee and the Company are hereby authorized and permitted, pursuant to this Supplemental Indenture and without any further consent of any Holder, to (i) execute, deliver, perform, file or acknowledge (as applicable) any amendment to, or restatement, termination or release of, or any other document, filing, registration or notice in relation to, any of the Security Documents, (ii) take any other action as is required, in each case, in order to effectuate or evidence the Collateral Subordination and (iii) enter into any intercreditor agreement at the direction of the Company.
ARTICLE 3.
MISCELLANEOUS
Section 3.01     Governing Law. THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
Section 3.02    Severability. In case any provision in this Supplemental Indenture is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.
Section 3.03    Counterpart Originals. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy will be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this

Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture and signature pages for all purposes.
Section 3.04    Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.
Section 3.05    The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company and not by the Trustee, and all of the provisions contained in the Indenture in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect of this Supplemental Indenture as fully and with like effect as if set forth herein in full.
Section 3.06    Effectiveness. This Supplemental Indenture shall become effective upon execution by the parties hereto; provided, however, that the amendments set forth in Article 2 (the “Amendments”) of this Supplemental Indenture shall not become operative unless and until the date on which an Officer’s Certificate is delivered to the Trustee by the Company according to which the Notes tendered by at least the Requisite Holders have been accepted for exchange by the Company pursuant to the exchange offer and consent solicitation to eligible holders of the Notes to exchange the Notes for newly issued 10.500% Senior Secured Notes due 2027.
* * *

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

INNOVATE Corp.

By:	/s/ Michael J. Sena
Name:	Michael J. Sena
Title:	Chief Financial Officer

INNOVATE 2 Corp. Subsidiary Guarantor

By:	/s/ Michael J. Sena
Name:	Michael J. Sena
Title:	Chief Executive Officer and Financial Officer

DBM Global Intermediate Holdco Inc. Subsidiary Guarantor

By:	/s/ Michael J. Sena
Name:	Michael J. Sena
Title:	Chief Executive Officer and Chief Financial Officer

U.S. Bank Trust Company, National Association, As Trustee

By:	/s/Brandon Bonfig
Name:	Brandon Bonfig
Title:	Vice President

U.S. Bank Trust Company, National Association, As Collateral Trustee

By:	/s/Brandon Bonfig
Name:	Brandon Bonfig
Title:	Vice President

[Signature Page to First Supplemental Indenture]